Exhibit 99.1

KLX Energy Services Stockholders Approve Stock Issuance In Connection with the Proposed Merger with Quintana Energy Services

WELLINGTON, Fla., July 24, 2020 (GLOBE NEWSWIRE) -- KLX Energy Services Holdings, Inc. (“KLXE” or the “Company”) (NASDAQ:KLXE), a leading U.S. onshore provider of mission critical oilfield services, announced that KLXE’s stockholders have approved the issuance of KLXE’s common stock (the “Stock Issuance Proposal”) in connection with the proposed merger of an indirect wholly owned subsidiary of KLXE with and into Quintana Energy Services Inc. (“QES”) (NYSE:QES) pursuant to an agreement and plan of merger, dated as of May 3, 2020 (the “Merger Agreement”), by and among QES, KLXE and two wholly owned subsidiaries of KLXE. The proposal to approve the stock issuance in connection with the proposed merger was passed by stockholders voting at KLXE’s annual meeting of stockholders (the “KLXE Annual Meeting”) held virtually on July 24, 2020. On that same day, the stockholders of QES voted to adopt the Merger Agreement.

At the KLXE Annual Meeting, in addition to the Stock Issuance Proposal, KLXE stockholders also (i) approved an amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of KLXE common stock at a ratio within a range of 1-for-5 and 1-for-10, as determined by KLXE’s Board of Directors (the “Reverse Stock Split Proposal”), (ii) did not approve an amendment to KLXE’s Long-Term Incentive Plan to increase the number of shares issuable thereunder, and to provide for an annual limit on the awards to non-employee directors, (iii) approved the election of two Class II Directors (Benjamin A. Hardesty and Stephen M. Ward, Jr.) to the Company’s Board of Directors for a three-year term (the “Director Election Proposal”), (iv) approved an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares issuable thereunder and (v) approved the annual ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditor for 2020. The KLXE stockholders also approved the adjournment of the Annual Meeting to solicit additional proxies for these proposals but no motion to adjourn the Annual Meeting was made because adjournment of the Annual Meeting was determined not to be necessary or appropriate. Other than the Stock Issuance Proposal, none of the other proposals voted on at the KLXE Annual Meeting are conditions to closing the merger under the Merger Agreement.

Under the terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both companies, QES stockholders will receive 0.4844 shares of KLXE common stock for each share of QES common stock (the “Exchange Ratio”), subject to adjustment as a result of the Reverse Stock Split Proposal. Upon closing, KLXE and QES stockholders will, respectively, own approximately 59% and 41% of the equity of the combined company on a fully diluted basis. The combined company will retain the KLX Energy Services corporate name, the listing will remain on Nasdaq under the ticker “KLXE” and the corporate headquarters will be moved to Houston, Texas.

The merger is expected to close on or about July 28, 2020, subject to the satisfaction of customary closing conditions.

A full description of the proposed merger is included in the Joint Proxy Statement/Prospectus dated June 29, 2020, as supplemented, which is available without charge through the Securities and Exchange Commission (“SEC”) website at www.sec.gov. You may also obtain copies of documents filed by KLXE with the SEC on KLXE’s Internet website at http://www.klxenergy.com under the tab “Investor Relations,” then under the tab “Reports & SEC Filings.”

Advisors

In connection with the merger, Goldman Sachs & Co. LLC served as exclusive financial advisor to KLXE and Freshfields Bruckhaus Deringer US LLP served as legal counsel.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. Such forward-looking statements, including those regarding the timing and consummation of the proposed transaction with QES, involve risks and uncertainties. KLXE’s and QES’s experience and results may differ materially from the experience and results anticipated in such statements. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of KLXE or QES; (5) the ability of KLXE and QES to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (10) legislative, regulatory and economic developments. Other factors that might cause such a difference include those discussed in KLXE’s and QES’s filings with the SEC, which include their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in the joint proxy statement/prospectus included in the registration statement on Form S-4 filed in connection with the proposed transactions. For more information, see the section entitled “Risk Factors” and the forward looking statements disclosure contained in KLXE’s and QES’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in other filings. The forward-looking statements included in this communication are made only as of the date hereof and, except as required by federal securities laws and rules and regulations of the SEC, KLXE and QES undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, KLXE has filed a registration statement on Form S-4 with the SEC, which has been declared effective, including a joint proxy statement of KLXE and QES that also constitutes a prospectus of KLXE (the “Registration Statement”). No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may obtain free copies of these documents, and other documents containing important information about KLXE and QES, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by KLXE are available free of charge on KLXE’s website at http://www.KLXenergy.com or by contacting KLXE’s Investor Relations Department by email at Tom.McCaffrey@klxenergy.com or by phone at 561-791-5403. Copies of the documents filed with the SEC by QES are available free of charge on QES’s website at www.quintanaenergyservices.com or by contacting QES’s Investor Relations Department by email at IR@qesinc.com or by phone at 832-594-4004.

Participants in the Solicitation

KLXE, QES and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of QES is set forth in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on March 27, 2020, and QES’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 6, 2020. Information about the directors and executive officers of KLXE is set forth in KLXE’s Form 10-K/A for the fiscal year ended January 31, 2020, which was filed with the SEC on May 29, 2020. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Registration Statement. You may obtain free copies of these documents from KLXE or QES using the sources indicated above.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain facts to be ascertained, the public offer will not be made, directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 40 service facilities located in the major onshore oil and gas producing regions of the United States.

Investor Contact

Tom McCaffrey

President, Chief Executive Officer and Chief Financial Officer

KLX Energy Services Holdings, Inc.

(561) 791-5403

Tom.McCaffrey@klxenergy.com

Ryan Tyler

Vice President, Corporate Development, Financial Reporting and Internal Controls

561-273-7157

Ryan.Tyler@KLXEnergy.com